PRELIMINARY PROXY MATERIAL
                           OnLine Power Supply, Inc.
                            -------------------------
                    Notice of Annual Meeting of Shareholders
                            -------------------------
                                  June 21, 2001

                                                                    May __, 2001

         We  are   pleased  to  give  you  notice  of  our  Annual   Meeting  of
Shareholders:

Date:          Thursday, June 21, 2001

Time:          10:00 AM MDT

Place:         Denver Marriott Southeast
               6363 East Hampden Avenue
               Denver, Colorado
               [I-25 at Hampden Avenue, Northeast Corner]

Purpose:       - Elect four directors;
               - Increase our authorized  common stock from 50 million shares up to 100 million shares
               - Ratify  the  appointment  of the  independent  auditors;  and
               - Transact any other business that may properly come before the meeting.

Record Date:   April 25, 2001

         Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. We appreciate your cooperation.


                                  By Order of the Board of Directors


                                  Kris M. Budinger, Chief Executive Officer



Information About Attending the Annual Meeting

         Only shareholders of record on April 25, 2001 may vote at the meeting. Only shareholders of record, and beneficial owners on the record date, may attend the meeting. If you plan to attend the meeting, please bring personal identification and proof of ownership if your shares are held in "Street Name" (i.e., your shares are held of record by brokers, banks or other institutions). Proof of ownership means a letter or statement from your broker showing your ownership of OnLine shares on the record date.



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



                            ONLINE POWER SUPPLY, INC.
                         8100 S. AKRON STREET, SUITE 308
                            ENGLEWOOD, COLORADO 80112
                       TEL. 303.741.5641 FAX 303.741.5679

               PROXY STATEMENT FOR ANNUAL MEETING ON JUNE 21, 2001

         The 2001 Annual Report to Shareholders, including audited financial statements for the fiscal year ended December 31, 2000, is mailed to shareholders together with these proxy materials on or about May __, 2001. The proxy materials consist of this proxy statement and notice of annual meeting, the Annual Report, the Audit Committee Certification and the Audit Committee Charter.

         This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of OnLine Power Supply, Inc. for use at our annual meeting of shareholders (the "Meeting") to be held on June 21, 2001 and at any adjournments of the Meeting. Although we had a meeting in December 2000, this Meeting is being held six months later pursuant to our amending our bylaws to re-set our annual meeting date to the third Thursday in June.

WHO CAN VOTE

         If you held any shares of common stock on the record date (April 25, 2001), then you will be entitled to vote at the Meeting. If you held stock in your own name, you may vote directly. If you owned stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials. There are 2,800 shares of non-voting preferred stock issued and outstanding.

         Common Stock Outstanding on the Record Date:   21,243,155

QUORUM AND VOTING RIGHTS

         You are entitled to one vote for each share of OnLine common stock you hold. A quorum for the Meeting will exist if a majority of the voting power of the shareholders is present at the Meeting, in person or represented by properly executed proxy delivered to us prior to the Meeting. Shares of common stock present at the Meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum. A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

         We will be voting on three matters: First, on the election of directors; second, on increasing the number of shares of common stock we are authorized to issue, and third, on the ratification of the appointment of independent auditors. For the election of directors, a nominee will be elected if he receives a plurality of the votes cast. To increase the amount of common stock, the holders of a majority of the shares of common stock will have to approve the increase. Last, the selection of our independent audit firm by the audit committee will be ratified if the number of votes cast in favor exceeds the number of votes cast in opposition. Any other matter which properly comes before the Meeting would be approved if the number of votes cast in favor exceeds the number of votes cast in opposition, unless Nevada law requires a different approval ratio. OnLine's Corporate Secretary, Richard Millspaugh, will serve as the inspector of election.


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         Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters which properly may come before the Meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

HOW YOUR PROXY WILL BE VOTED;  RECOMMENDATION OF THE BOARD

         The board of directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

         The board of directors recommends you vote in favor of the director nominees, in favor of increasing the number of shares of authorized common stock, and in favor of the selection of audit firm for the current fiscal year.

GRANTING YOUR PROXY

         If you properly execute and return a proxy in the proposed form, your shares will be voted as you specify. If you make no specifications, your proxy will be voted in favor of the nominees for Director positions, in favor of increasing the number of authorized shares of common stock, and for the ratification of our audit firm.

         We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. However, the enclosed proxy will confer discretionary authority with respect to any other matter that may properly come before the Meeting. The persons named as proxies in the enclosed proxy form intend to vote in accordance with their judgment on any matters that may properly come before the Meeting.

REVOKING YOUR PROXY

         If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the Meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

PROXY SOLICITATION

         We will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have not hired a solicitation firm for the Meeting. Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

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REQUIREMENT AND DEADLINES FOR SHAREHOLDERS TO SUBMIT PROXY PROPOSALS

         Generally, we will hold the annual meeting on the third Thursday of each June (June 20 in 2002). Under the rules of the SEC, if a shareholder wants us to include a proposal (a nomination for election as Director or an item of business to be considered) in our proxy statement and form of proxy for presentation at our 2002 Annual Meeting of Shareholders, the proposal must be received by us in writing at least 60 days in advance of the meeting date (March 22, 2002 for the meeting that year), at OnLine Power Supply, Inc., 8100 South Akron Street, Suite 308, Englewood, Colorado 80112, Attention: Mr. Millspaugh, Secretary.

         For a special meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

         If we do not receive notice by that date, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

         If a shareholder wants to nominate someone to the board of directors, the nomination must contain the following information about the nominee:

        *    name and age;
        *    business and residence addresses;
        *    principal occupation or employment;
        *    the number of shares of common stock held by the nominee;
        * the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a Director;
        *    a signed consent of the nominee to serve as a Director, if elected.

         A notice of a proposed item of business must include:

        * a brief description of the substance of, and the reasons for conducting, such business at the annual meeting;
        *    the shareholder's name and address;
        * the number of shares of common stock held by the shareholder (with supporting documentation where appropriate); and
        *    any material interest of the shareholder in such business.

CORPORATE GOVERNANCE AND AUDIT COMMITTEE REPORT

         MEETINGS OF THE BOARD. The board of directors, which held four formal meetings during 2000, has primary responsibility for directing the management of our business affairs. The board currently consists of four members, and they all attended all meetings in 2000. The board conferred informally on several other occasions in 2000 and also approved various matters by consent minutes without conducting formal meetings.

         AUDIT COMMITTEE. To provide effective direction and review of fiscal matters, the board established an audit committee in fiscal 2000. The audit committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The audit committee also

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recommends a selection of the auditing firm and exercises  general  oversight of the activities of our independent auditors, principal financial and accounting officers and employees and related matters. The members of the audit committee are Kris M. Budinger, Ronald W. Mathewson, and Gary R. Fairhead. Mr. Mathewson and Mr. Fairhead are independent directors under criteria established by the National Association of Securities Dealers, Inc. and the Nasdaq Stock Market Inc. Mr. Thomas Glaza served on the audit committee from inception to August 11, 2000, but resigned when Mr. Fairhead was appointed as a third member.

         The audit committee has reviewed our financial statements for fiscal 2000 and discussed them with management. The committee also discussed with the independent audit firm the various matters required to be so discussed in SAS 63 (Codification of Statements on Auditing Standards, AU 380). The committee received the written disclosure and the letter from the independent audit firm as required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), and the committee discussed with the audit firm their independence. Based on the foregoing, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-KSB which was filed with the Securities and Exchange Commission in March 2001.

         COMPENSATION COMMITTEE. Also in fiscal 2000, we established the compensation committee to review salary, options and other arrangements for compensating our officers and directors. The compensation committee met formally on one occasion in fiscal 2000 and also discussed compensation matters informally from time to time during the year.

PROPOSAL 1:      ELECTION OF DIRECTORS

         The board of directors has established the number of directors at four. Each serves a one year term, or until his successor is elected to the board. There are no arrangements or agreements among shareholders for the election of any director.

INFORMATION ABOUT THE NOMINEES

         Information about the director nominees follows:

         KRIS M. BUDINGER, 48, has been President, Chief Operating Officer and Treasurer of OnLine since July 29, 1996, and was appointed to take on the responsibilities of CEO in March 2000, after the former CEO (Larry Arnold) left OnLine. He has been a Director since early 1995 and was elected Director again at the last shareholders' meeting in December 2000. Mr. Budinger is employed by OnLine and therefore is not an independent Director. Mr. Budinger is a member of the audit committee.

         His primary duties cover supervision of product development, coordination of research-development with prospective customers' design needs, prospective customer relations at the corporate level, and developing relationships with manufacturers and suppliers. He had been the Chairman, President, and CEO of OnLine Entertainment, Inc. (prior to the merger with Glitch Master Marketing, Inc. on July 29, 1996) from February 12, 1996 to July 29, 1996. From early 1995 to February 12, 1996, he was a Director and Vice President of OnLine Entertainment, Inc. His responsibilities at OnLine Entertainment, Inc. included production of original direct response television programming, management of product order fulfillment, telemarketing, merchant banking, and television and radio distribution functions.


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         Mr. Budinger graduated from the United States Air Force Academy in 1974 and served as a Captain in the USAF until his honorable discharge in 1980. Mr. Budinger was associated with the national investment banking firm, E.F. Hutton, as a registered representative from 1981 to 1985, and from 1985 to 1988 as Vice-President and Branch Manager in Peoria, Arizona. Mr. Budinger was associated with Dean Witter Reynolds as a registered representative from 1988 to 1992, and during those four years was a Vice-President and Assistant Branch Manager in the Sun City, Arizona office of Dean Witter Reynolds.

         THOMAS L. GLAZA, 66, was appointed to the Board of Directors of OnLine in July 1999 and reelected to serve as a Director of OnLine at the last shareholders' meeting in December 2000. He serves as an outside (but not independent) Director, and is not employed by OnLine. Mr. Glaza is a member of the compensation committee.

          He is currently an independent consultant and also a Director of Ceimis Inc., a Los Angeles based private company that provides internet related software for companies to manage and collaborate their internal departments and outside entities involved with the release of new or significantly revised products. He recently retired from MAPICS Inc., a public company with annual revenues of $160 million dollars. Mr. Glaza was VP of Marketing and Business Development for this Enterprise Resource Planning software company. His responsibilities at MAPICS included negotiating the terms and conditions of marketing rights associated with new software products, developing corporate strategy, managing traditional marketing activities such as product specifications, advertising schedules, trade show productions and coordinating promotional materials and events.

         He was CEO of GMD, a $10 million dollar company that provided computer consulting services to manufacturing and distribution companies implementing new software control systems. During his 25-year career with IBM, he held various positions in sales and marketing, both in the United States and Europe. He is a member and Fellow of the American Production and Information Control Society ("APICS"). Mr. Glaza graduated in 1957 with a Bachelor's degree and in 1959 with an MBA degree from the University of Michigan.

         Mr. Glaza's brother, James Glaza, is associated with Northstar Securities, Inc., a registered broker- dealer in securities which has raised money for us in the past. This family relationship precludes Thomas Glaza from classification as an "independent" Director.

         RONALD W. MATHEWSON, 63, was appointed to the Board of Directors of OnLine in March 2000 to fill the vacancy resulting from the departure of Larry
G. Arnold. He is not employed by OnLine, is an independent Director, and is a member of the audit committee and the compensation committee.

         Mr. Mathewson was President and Chief Operating Officer of Fibreboard Corporation from October 1996 to February 1998 during which time he led the merger of Fibreboard Corporation with Owens Corning. From June 1994 to November 1995 he served as Executive Vice President and President of MagneTek, Inc. Lighting Products Group. Mr. Mathewson was Vice President and General Manager of the Building Insulation Division of the Johns Manville Corporation from June 1988 to June 1994. From May through November 1987 he served as President and Chief Operating Officer of Miami-Carey Corporation. Mr. Mathewson was employed with General Electric Company from 1981 to 1987 in various management positions including General Manager, Marketing and Sales Manager, International Strategic Planning and Business Development Manger, and Venture Manager.


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         Mr. Mathewson has extensive  experience in strategic business planning, acquisitions and mergers, and marketing and sales. He received a bachelor degree in Mechanical Engineering and Business from the University of Wyoming in 1960.

         GARY R. FAIRHEAD, 49, was appointed a Director of OnLine on August 11, 2000 to fill the vacancy created when the Board of Directors amended the bylaws to increase the number of directors from three to four. Mr. Fairhead is not an employee of OnLine, is an independent Director, and is a member of the audit committee and the compensation committee.

         Since 1990, Mr. Fairhead has been the President, Chief Executive Officer and a Director of SigmaTron International, Inc., a Delaware corporation listed on the Nasdaq Small Cap Market. SigmaTron, based in Elk Grove, Illinois, is an independent provider of electronic manufacturing services, including printed circuit board assemblies and completely assembled (boxbuild) electronic products. SigmaTron reported net sales of $88,885,000 for the fiscal year ended April 30, 2000. Mr. Fairhead served as a Director of Circuit Systems. Inc., an Illinois corporation listed on the Nasdaq Small Cap Market. Circuit Systems manufactures printed circuit boards. Circuit Systems reported net sales of $23 million for the third quarter in fiscal 2000.

         Mr. Fairhead received his Bachelor of Science degree in 1974 from Purdue University, and his Master of Science, Industrial Administration in 1978 from the Krannert School of Business, Purdue University. Since 1995, Mr. Fairhead has been a trustee of the Central States Union and a Director of the Lattof Branch of the YMCA.

DIRECTOR COMPENSATION

         We have established a policy of compensating our non-executive directors for their services by granting to them each year nonqualified options to purchase 10,000 shares of common stock, at an exercise price equal to the market price on the date of grant. The non-executive Directors (Mr. Glaza, Mr. Mathewson and Mr. Fairhead) each have received nonqualified options to purchase 10,000 shares. See below. The options were fully vested upon grant; the exercise price per share is $2.88 for Mr. Glaza (option expires in July 2002), $4.50 for Mr. Mathewson (option expires in June 2003), and $8.375 for Mr. Fairhead (option expires in August 2003), in each case qual to the market price of our stock when the options were granted. In June 2001 we will issue options to these individuals pro rated for a full year's service at 10,000 options per year, and thereafter (June 2002) each will receive 10,000 options each.

         We pay the travel expenses of the non-executive Directors to attend Board meetings, but we do not pay any other compensation to them for their service. Mr. Budinger is paid a salary as the Chief Executive Officer but is not separately paid for service as a director.

STOCK OPTION PLANS

         We have established two stock option plans that have been approved by our shareholders (a qualified plan for employees and the other for non-executive Directors). We also have issued nonqualified options to five persons (four officers, and a fifth person who was an officer but left OnLine in February
2000), and an investment relations firm.



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QUALIFIED INCENTIVE STOCK OPTION PLAN

         We have adopted an incentive stock option plan for the issuance of options to purchase up to 3.5 million shares of common stock; the options are intended to qualify under section 422 of the Internal Revenue Code. As of December 31, 2000, we had issued to our employees (including officers) qualified options to purchase 428,986 shares of common stock. Most of the options are vested (some vest over time), and are exercisable at different prices from $2.88 to $10.62 per share (equal to or above market prices when the options were issued). All of the options may be exercised for cash, although employees who left us in 2000 exercised by a "cashless" method that resulted in the recording of $ 363, 117 in non-cash compensation expense to the Company. Shares were issued equal to the remaining share value after deducting an equivalent number of shares at value to complete the option price on the exercise date. The net forfeited options for shares equivalent to the option price were returned to the stock plan and are no longer outstanding. In October, 2000, the Board of Directors modified the plan to eliminate the "cashless" method of exercising the options. All qualified options will expire if the employee leaves or when the options expire (at different times from 2001 to 2009). As of December 31, 2000 options to purchase 70,738 shares have been exercised, resulting in outstanding options to purchase 398,248 shares as of December 31, 2000.

         The issuance of shares on exercise of options under the incentive stock option plan is registered with the Securities and Exchange Commission on Form S-8.

NONQUALIFIED STOCK OPTION PLAN FOR NON-EXECUTIVE DIRECTORS

         To compensate our non-executive Directors, we established a plan for the issuance of options to purchase up to 300,000 shares of common stock; options under this plan will not qualify under section 422 of the Internal Revenue Code. To date, we have issued options to purchase 30,000 shares of common stock to our three non-executive Directors. See above. We will register the issuance of shares on exercise of options under this plan with the Securities and Exchange Commission on Form S-8.

NONQUALIFIED OPTIONS (AND WARRANTS)

         From time to time we issue options or warrants that are not covered by an option plan and are not qualified under section 422 of the Internal Revenue Code. These include options granted or to be granted to officers: 650,000 options to Kris M. Budinger (500,000 vested and 150,000 options which may be granted subject to performance vesting); 125,000 options to Richard L. Millspaugh (26,250 vested, 80,000 vesting at 20% per year and 18,750 vesting at 25% per year); 1,023,000 options granted to Garth Woodland (623,000 vested and 400,000 vesting at 20% per year); 500,000 options granted to Chris A. Riggio (100,000 vested and 400,000 vesting at 20% per year); and former officer Larry
G. Arnold (500,000 vested and 150,000 options which may be granted subject to performance vesting) and 30,000 warrants to an investor relations firm (Pfeiffer Public Relations, Inc., see "Certain Relationships and Related Transactions" below). Nonqualified options also have been granted to three other officers, and lesser amounts of qualified options also have been granted to all of the officers (see "Employment Agreements" below).

COMPENSATION OF DIRECTORS

         Each of our present Directors who is also an employee receives no additional compensation for acting as a Director or attending meetings of Directors. We pay non-employee Directors all of their costs to attend Board meetings.

         Fred Budinger, Vice President Operations, is the brother of the Chairman and CEO. Warren "Eli" Reed, Director International Sales and Marketing, is a son-in-law of the Chairman and CEO.

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SECTION 16(A) REPORTING

         Based upon a review of Forms 3 and 4 furnished to us under rule 16a-3(a) since we became registered with the Securities and Exchange Commission (February 24, 2000), and written representations referred to in Item 405(b)(2)(i) of Regulation S-K, no Directors, officers, beneficial owners of more than ten percent of our common stock, or any other person subject to
Section 16 of the Exchange Act has failed to file on a timely basis, the reports required by Section 16(a) of the Exchange Act, except that Richard L. Millspaugh filed four late Form 4's for sales occurring in June and July, 2000 for acquisition of shares by exercising stock options in June, 2000.

EXECUTIVE COMPENSATION

         The following table shows selected information about the compensation paid or accrued by us to or for the account of the Chief Executive Officer, the Chief Operating Officer (who also was the President in 1999) and the Chief Financial Officer for services provided to us in 2000, 1999 and 1998. No other executive officer received total annual salary and bonus in excess of $100,000 annually. Other than stock options, we do not have any long-term compensation plan.

                           Summary Compensation Table

                                                        Annual Compensation
                                            -----------------------------------------
                                                                         Other Annual
Name and Position                 Year      Salary          Bonuses      Compensation
------------------                ----      ------          -------      ------------

Kris Budinger, CEO & President    2000      $150,000         $0               $0
                                  1999      $ 72,000         $36,000          $0
                                  1998      $ 72,000         $0               $0


Larry Arnold (former CEO)*        2000      $172,643         $0               $0
                                  1999      $ 72,000         $36,000          $0
                                  1998      $ 72,000         $0               $0

* Salary through February 2000; retirement pension March - December 2000.

Richard Millspaugh, CFO           2000      $  90,000        $0               $0
(hired September, 1999)           1999      $  18,000        $0               $0
                                  1998      $  0             $0               $0


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



    OPTION GRANTS TO EXECUTIVE OFFICERS IN 2000 (QUALIFIED AND NONQUALIFIED)

                                             Percent
                           Number of         of All Options
                           Shares Under-     Granted to
                           Lying Options     Employees         Exercise      Expiration        Grant Date
Name                       Granted           in 2000            Price          Date           Pres. Value(1)
----                       -------           -------            -----          ----           --------------

Fred Budinger                   10,000           7 %            $5.96          2005             $  49,000
Richard L. Millspaugh          100,000          73 %            $4.50          2005             $ 370,000
Warren "Eli" Reed                - 0 -
Christine Maxwell                - 0 -

(1) The Black-Scholes option-pricing model was used to determine the grant date present value of the stock options that we granted to the named officer. The following facts and assumptions were used in making this calculation: an exercise price of $4.50 to $5.96 per share, which was equal to or higher than fair market value of our stock on the grant date; a zero dividend yield; expected volatility of 79.58% (2000); risk-free interest rate of 6.623 %, and an expected life of three years. Please note that "present value at grant date" assumes full vesting at that date, however, the options vest gradually over a period of years (see "Employment Agreements" below).

                    SHARES UNDERLYING OPTIONS AND THEIR VALUE

         This table shows all outstanding options, and their value as of December 31, 2000, then held by each of the named officers as of that date. Except for Mr. Millspaugh (who exercised 11,028 options) and Mrs. Maxwell (who exercised 7,382 options), none of the other officers exercised any options in 2000.

         "Value" is determined by multiplying (x) the number of shares underlying the options by (y) the difference between the closing stock price of $6.00 on December 29, 2000 (the last trading day of the year) and the exercise price of the options. "Exercisable" means "vested"; "unexercisable" means "not vested at December 31, 2000;" "in the money" means the exercise price was less than the closing stock price on December 29, 2000.

                               Number of Shares                        Value of Unexercised
Name                           Underlying Unexercised                  In-the-Money
Of the                         Options at 12/31/00                     Options at 12/31/00
Officer                        Exercisable/Unexercisable               Exercisable/Unexercisable
-------                        -------------------------               -------------------------

Kris M. Budinger                    511,650/   -0-                     $   250,000(1)/$ -0-(2)
Richard Millspaugh                  33,972 / 80,000                    $    73,592(3)/$120,000(4)
Chris A. Riggio                     136,032/400,000                    $   382,192(5)/$1,200,000(6)
Garth Woodland                      659,032/400,000                    $ 1,951,192(7)/$1,200,000(8)
----------------

         (1) Value of unexercised in-the-money vested options is based on 500,000 shares at an exercise price of $5.50, and 11,650 shares at $6.18.
         (2) None of the 150,000 performance options has vested and may not be granted, depending on OnLine's financial performance in 2001 (see "Employment Agreements - With Kris Budinger").

                                       9




         (3) Based on 20,000 shares at an exercise price of $4.50 and 13,972 shares at $2.88.
         (4)  Based on 80,000 shares at an exercise price of $4.50.
         (5) Based on 25,000 shares at an exercise price of $2.88 plus 11,032 shares at an exercise price of $5.62 plus 100,000 shares at an exercise price of $3.00.
         (6)  Based on 400,000 shares at an exercise price of $3.00 per share.
         (7) Based on 25,000 shares at an exercise price of $2.88, 11,032 shares at an exercise price of $5.62, and 623,000 shares at an exercise price of $3.00 (523,000 vested shares plus the first
              20% of the other option on 500,000 shares).
         (8)  Based on 400,000 shares with an exercise price of $3.00 per share.

EMPLOYMENT AGREEMENTS

         -WITH KRIS BUDINGER.  We have a written employment  agreement with Kris
M. Budinger through March 31, 2003 subject to automatic renewal for 5-year terms unless terminated by us on or after September 30, 2002. The base salary was $72,000 per year, subject to increase; in December 1999, the Board of Directors increased the base salary to $150,000. Under the employment agreement, Mr. Budinger was granted nonqualified stock options to purchase 500,000 shares of common stock at $5.50 per share (all now vested), which was 110% of the fair value of the stock at March 4, 1998. These options will expire March 4, 2004. None have been exercised to date.

         The employment agreement also provided for the grant of other nonqualified performance stock options to purchase 500,000 shares at $.0001 per share; if granted, these options would expire March 4, 2009. The performance options would vest according to a formula based on gross revenues; 70% (350,000) of the options have lapsed and won't be granted because we did not achieve the financial goals required for vesting, but the 30% balance (covering 150,000 shares) could be granted and vest if we have more than $9 million of gross revenues in 2001.

          The employment agreement provides a cash bonus of 50% of base salary if the average closing price of the common stock for the last 20 business days of the current year exceeds the previous year's comparable amount by 51%. Based on stock prices in December 1999, the bonus was earned and we paid Mr. Budinger a cash bonus of $36,000 in March, 2000; December, 2000 closing stock prices were below the criteria for the 50 % cash bonus, so no bonus was earned or paid accordingly.

         Separate from the employment agreement, we issued qualified options to Mr. Budinger to purchase 11,650 shares of common stock at $6.18 per share.

         -WITH GARTH WOODLAND. Garth Woodland has a five-year written employment agreement, at a starting salary of $84,000 (increased to $102,000 per year effective September 1, 2000). He received nonqualified stock options to purchase 523,000 shares of common stock at $3.00, all of which are vested, and options for another 500,000 shares at the same price, to vest 20% per year starting September 1, 2000. Mr. Woodland has separate qualified options to buy 11,032 shares at $5.62 and 25,000 shares at $2.88 (the options expire on termination of employment or 2009.

         -WITH CHRIS RIGGIO. Chris Riggio has a five year written employment agreement at a starting salary of $84,000 per year (increased to $102,000 per year effective September 1, 2000), He received nonqualified stock options to purchase 500,000 shares of common stock at $3.00, to vest 20% per year starting September 1, 2000. Mr. Riggio has separate qualified options to buy 11,032 shares at $5.62 and 25,000 shares at $2.88; these options expire on termination of employment or 2009.

         -WITH RICHARD MILLSPAUGH. Mr. Millspaugh has a five-year written employment agreement, at a starting salary of $84,000 per year (increased to $102,000 per year effective September 1, 2000). He received nonqualified stock options to purchase 100,000 shares of common stock at $4.50, which will vest 20% per year starting in 2001. We granted to Mr. Millspaugh separate qualified options to buy 3,206 shares at $5.62

(expiring on termination of employment or 2009). In 2001 we granted him options to buy 25,000 shares of common stock at $3.50; 6,250 are vested and the balance vest at 25% annually. All options will expire on termination of employment or 2005, except that the options granted in 2001 expire in 2011. In 2000, he acquired 11,028 shares by exercise of options.

         - WITH FRED BUDINGER. Mr. Fred Budinger, Vice President Operations as of October 26, 2000, is Kris Budinger's brother. Fred Budinger is paid a salary of $102,000 per year (effective September 1, 2000, an increase from his starting salary of $60,000 on January 1, 2000). We granted to Mr. Budinger a qualified stock option to purchase 10,000 shares at $5.96 (market value on the January 3, 2000 grant date), which are all vested and expire on termination of employment or December 13, 2009. In 2001 we granted to him nonqualified options to purchase 50,000 shares at $8.125 (one-third vested now, one-third at April 2, 2002 and the balance at April 2, 2003); and 50,000 shares at $3.50 (25% vested now and the balance at 25% annually. The options granted in 2001 expire in 2011.

         - WITH WARREN "ELI" REED. Mr. Reed, Director International Sales and Marketing, is Kris Budinger's son-in-law. He is paid a salary of $90,000 per year (effective September 1, 2000, an increase from his starting salary of $45,000 in 1996). He has been granted a qualified option to purchase 25,000 shares at $2.88, all vested, expiring on termination of employment or December 2001, and a separate qualified option to purchase 5,067 shares at $5.62, all vested, expiring on termination of employment or December 2009. In 2001 we granted to him nonqualified options to purchase 40,000 shares at $8.125 (one-third vested now, one- third at April 2, 2002 and the balance at April 2, 2003); and 35,000 shares at $3.50 (25% vested now and the balance at 25% annually each April 2). The options granted in 2001 expire in 2011.

         - WITH CHRISTINE MAXWELL. Mrs. Maxwell, also Director International Sales and Marketing, is paid a salary of $90,000 per year (effective September 1, 2000, an increase from her starting salary in 1990 of $45,000 while at Glitch Master Marketing, Inc. before its acquisition by OnLine). She has been granted a qualified option to purchase 15,000 shares at $2.88, all vested, expiring on termination of employment or December 2001, and a separate qualified option to purchase 5,746 shares at $5.62 expiring on termination of employment or December 2009. In 2001 we granted to her nonqualified options to purchase 40,000 shares at $8.125 (one-third vested now, one-third at April 2, 2002 and the balance at April 2, 2003); and 35,000 shares at $3.50 (25% vested now and the balance at 25% annually each April 2). The options granted in 2001 expire in 2011.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The following table sets forth certain information about beneficial ownership of our common stock as of April 12, 2001 by each officer and Director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and Directors as a group. The ownership information is based on the Forms 3 and 4 filed by our officers and Directors with the Securities and Exchange Commission as required by section 16(a) of the Securities and Exchange Act of 1934. Based on those Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as noted.

         In each instance, the number of shares shown as owned by the individual includes shares issuable on exercise of options which are or would be exercisable by June 11, 2001 (60 days from April 12, 2001), as required by the disclosure rules of the Securities and Exchange Commission. Similarly, the percentage for each person has been determined by dividing (x) the shares owned by the individual plus the shares he or she has the right to acquire on exercise of options by June 11, 2001, by (y) the 21,243,155 shares of common stock outstanding as of April 12, 2001, plus for each person with options, the number of shares he or she has the right to acquire by option exercise by June 11, 2001. For information about the options, see "Executive Compensation -
Employment Agreements" above. The shares shown as owned by officers and Directors as a group includes shares issuable on exercise of options which are or would be exercisable by June 11, 2001, and the percentage of shares shown as owned by that group has been determined as if all such options were exercised.

NAME AND ADDRESS                         AMOUNT OF SHARES       PERCENT OF CLASS

Kris M. Budinger *                         1,390,125  (1)             6.4%
Chief Executive Officer
8100 South Akron, Suite 308
Englewood, Colorado 80112

Richard L. Millspaugh                         43,428                  **
Chief Financial Officer
6335 Lemonwood Drive
Colorado Springs, Colorado 80918

Thomas Glaza *                                70,309                  **
370 Fallen Leaf Lane
Roswell, Georgia 30075

Ronald W. Mathewson *                         14,750                  **
87 Glenmoor Place
Englewood, Colorado 80110

Gary R. Fairhead *                            37,500                  **
2201 Landmeier Road
Elk Grove Village, Illinois 60007

Garth A. Woodland                            819,032                  3.7%
Vice-President Engineering,
8100 South Akron, Suite 308
Englewood, Colorado 80112

Chris A. Riggio                            1,136,845                  4.8%
Vice-President Research
And Development
8100 South Akron, Suite 308
Englewood, Colorado 80112

Fred Budinger                                 39,000                  **
Vice President Operations
8100 South Akron, Suite 308
Englewood, Colorado 80112

Christine Maxwell                             44,568                  -0-
Director International Sales
and Marketing
8100 South Akron, Suite 308
Englewood, Colorado 80112

Warren "Eli" Reed                             65,659                  **
Director International Sales
and Marketing
8100 South Akron, Suite 308
Englewood, Colorado 80112

All Officers and Directors as a            3,661,216                 17.2%
Group (10 persons)

*        Director
**       Less than 1%
(1)      Includes  516,691  shares  owned by  immediate  family  members  of Mr.
         Budinger (Kris's wife holds sole voting and dispositive power over 412,291 shares and Mr. Budinger shares voting and dispositive power over 102,400 shares owned by his children.)

                   CERTAIN RELATIONS AND RELATED TRANSACTIONS.

          From January 1, 2000 through December 31, 2000, we paid Mr. Arnold (former CEO and Chairman of the board of directors who left OnLine on February 29, 2000) $172,643 in salary plus severance compensation under the provisions of his employment agreement, which had the same terms as the agreement with Mr. Budinger. Mr. Arnold holds options to purchase 500,000 shares of common stock at $5.50 per share (all now vested) which was 110% of the fair value of the stock at March 4, 1998; these options will expire March 4, 2004. None have been exercised to date. Mr. Arnold also is entitled to be granted the same number of performance options which would be granted to Mr. Budinger if the financial target is achieved in 2001. Mr. Arnold also was paid in 2000 the same cash bonus amount as was paid to Mr. Budinger, based on stock prices in December 1999.

         Thomas Glaza is a Director of OnLine. James Glaza, his brother, is associated with Northstar Securities, Inc., a registered broker-dealer which has helped us raise money from time to time in private placements of our securities, most recently in 2000. We have paid cash commissions of $ 868,290 to Northstar in 2000 (to include $ 519,529 paid to Mr. James Glaza by Northstar) and issued Mr. James Glaza 82,237 shares of restricted common stock, also in payment of commissions, all for his services as a stock broker associated with Northstar. Neither Thomas Glaza nor James Glaza owns any stock in Northstar Securities Inc. Thomas Glaza, our Director, did not participate in any way to hire Northstar Securities Inc.

         At  December  31,  2000,  we  did  not  owe  commissions  to  Northstar
Securities, Inc. for services related to our private placement offerings of common stock. We paid all of those obligations in 2000.

         On September 1, 2000, we signed a 12-month contract with Pfeiffer Public Relations, Inc. ("PPR") to provide investor public relations services to us. PPR is paid base compensation of $7,000 per month and has been issued warrants to purchase 30,000 shares of restricted common stock at $9.50 for 10,000 shares, 10,000 shares at $12.50 and 10,000 shares at $15.50. The warrants are fully vested. The contract may be canceled by either party on 30 days notice.

PROPOSAL 2: INCREASE AUTHORIZED COMMON STOCK

         The board of directors has approved the amendment of our articles of incorporation to increase the number of shares of common stock we are authorized to issue from the current number (50 million shares) to 100 million shares. The amendment must be approved by the holders of a majority of the 21,243,155 shares of common stock which are now issued and outstanding. The board of directors recommends that you vote in favor of the increase.

         Why is the amendment necessary ?

         We now are authorized to issue 50 million shares of common stock. On the record date for this meeting, 21, 243,155 shares of common stock were issued and outstanding. In addition, a total of 6,723,000 shares are reserved for future issue under the option plans.

         Also, the board of directors has adopted a shareholder rights (sometimes referred to as a "poison pill"). Under this plan, assuming an unsolicited hostile takeover of OnLine were to begin and the board of directors did not approve the terms of the takeover, up to approximately 18,000,000 more shares of common stock could be issued to the shareholders (i.e., one additional share for each outstanding share except the 15% owned by a hostile takeover party). While the plan is designed to encourage a party to negotiate with us about an acquisition and thereby avoid triggering the poison pill features (issuing more stock to our shareholders), we have reserved the necessary shares to implement those features if the need arises. We emphasize that we have no information about any proposed acquisition of OnLine, friendly or otherwise.

         Therefore, after setting aside for future issue approximately 25,000,000 shares (for the shareholder rights plan, options and warrant), we have approximately 4,000,000 shares available for issue. The board of directors believes OnLine could need the additional authorized shares for possible equity financing, acquisitions, and other corporate purposes. While we do not have current plans for raising money or acquiring other companies, it is very important that we be able to move quickly if the need or opportunity arises in the future.

         How would the additional authorized stock be issued?

         As before, our articles of incorporation and Nevada law empower the board of directors to issue stock for consideration they determine is fair to OnLine. This provision will not change. Shareholders will not have the right to approve or disapprove of a stock issue.

         Is there any disadvantage to having the added authorized shares?

         Under our articles of incorporation and Nevada law, shareholders do not have preemptive rights to acquire more shares, i.e., they do not have the right to buy for themselves (to prevent dilution of their percentage ownership) any shares of new stock proposed to be issued to others.

         Why has the board of directors approved such a large increase?

         The board of directors does not expect all of the added 50,000,000 shares will be needed in the near future. However, this increase is expected to cover our issue needs hopefully for the foreseeable future, and is warranted in light of the expense and time which would be required if a small increase were sought now with another smaller increase possibly needed to be approved later.

PROPOSAL 3:  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

         The board of directors seeks shareholder ratification of the board's appointment of Ehrhardt Keefe Steiner & Hottman, P.C., Certified Public Accountants, to act as the auditors of our financial statements for the year 2001. The audit committee has recommended that the Board retain this auditing firm for year 2001. EKS&H audited our financial statements for 2000 and 1999. The board has not determined what action, if any, would be taken should the appointment of EKS&H not be ratified at the Meeting. It is expected that a representative of EKS&H will be available at the Meeting to respond to appropriate questions. The representative will have the opportunity to make a statement if he or she desires to do so.

                                ACCOUNTANT'S FEES

         EKS&H billed us the following fees in 2000:

         Audit Fees:  $60,675

         Financial Information Systems Design and Implementation Fees: $ -0-

         All Other Fees:  $15,395

         The audit committee of the board of directors considers the provision of services described under "All Other Fees" to be compatible with EKS&H's independence.

                            COPIES OF OUR FORM 10-KSB

         Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Form 10-KSB, with exhibits, as filed with the Securities and Exchange Commission. Please address your request to Kari Austin at OnLine Power Supply, Inc., 8100 S. Akron Street, Suite 308, Englewood, Colorado 80112. You also may call or fax her at T 303.741.5641, F 303.741.5679.



                                  EXHIBIT INDEX

Exhibit No.   Description of Exhibit
-----------   ----------------------

     99.1     Audit Committee Charter
     99.2     Certification by Audit Committee

PROXY                     ONLINE POWER SUPPLY, INC.                        PROXY

         The undersigned hereby appoints Kris M. Budinger and Richard Millspaugh, or either of them, with full power of substitution, as proxies to all of the shares of stock of the undersigned in OnLine Power Supply, Inc. at the Annual Meeting of Shareholders to be held on Thursday, June 21, 2001 at 10:00 a.m., local time, or at any adjournments thereof, on the matters numbered below:

         THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

         THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF ALL DIRECTOR NOMINEES AND IN FAVOR OF RATIFYING THE SELECTION OF INDEPENDENT AUDITORS.

         If you wish to vote on all matters as the Board of Director recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes below.

         (INSTRUCTION: Mark only one box to each item. For election of Directors, if you want to vote for some of the nominees but withhold authority from the proxies to vote for other(s), please draw a line through the name of that nominee for Director.)

1.   Election of Directors:

 _ FOR the nominees listed below  _ AGAINST the nominees listed below  _ ABSTAIN

 Kris M. Budinger     Thomas Glaza     Gary R. Fairhead     Ronald W. Mathewson


2.   Increase authorized common stock to 100 million shares.

     -  FOR the increase         _  AGAINST the increase         _  ABSTAIN

3. Ratification of appointment of Ehrhardt Keefe Steiner & Hottman as indepen-dent auditors for the current fiscal year.

     _  FOR the appointment      _  AGAINST the appointment      _  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

PROXY                      ONLINE POWER SUPPLY, INC.                       PROXY

         Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

Sign on this line - joint holders may sign here too: ___________________________


_______________________, 2001.                       ___________________
         (Date)                                      (Number of Shares)

NOTE: Please sign, date, and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.

Please check if you are planning to attend the meeting. __

If the address on the mailing label is not correct, please give us the correct address:

________________________________________________________________________________

________________________________________________________________________________